SETTLEMENT AGREEMENT
                              --------------------


         SETTLEMENT AGREEMENT (the "Agreement") dated this 28th day of June, 1996, by and among H.E.R.C. PRODUCTS INCORPORATED, a corporation organized and existing under the Laws of the State of Delaware having offices located at 3622
N. 34th  Avenue,  Phoenix,  Arizona,  85017-4401,  (hereinafter  referred  to as
"HPI"); H.E.R.C. CONSUMER PRODUCTS, INC., a corporation organized and existing under the Laws of the State of Arizona having offices located at 3622 N. 34th Avenue, Phoenix, Arizona, 85017-4401 (hereinafter referred to as "ACQUISITION CORP."), CONAIR CORPORATION, a corporation organized and existing under the Laws of the State of Delaware having offices located at One Cummings Point Road, Stamford, Connecticut, 06904, (hereinafter referred to as "Conair"); H.E.R.C. CONSUMER PRODUCTS COMPANY, L.L.C., a limited liability company organized in the State of Illinois, having offices located at 205 Shelhouse Road, Rantoul, Illinois, 61866, (hereinafter referred to as "HCP"); and the above said parties hereinafter collectively referred to as the "Parties").

                                    RECITALS
                                    --------

         A. HPI and Conair are parties to a Partnership Agreement dated November 11, 1993, as amended by an Operating Agreement dated January 14, 1994, which converted the Partnership into a limited liability company, with each party owning a 50% interest in the Company, and as further amended by Letter Agreement dated March 23, 1994 (collectively the "Partnership Agreement").

         B. HPI, HCP and Conair are parties to a Supply Agreement dated November 11, 1993, as amended by Letter Agreement dated March 23, 1994 (the "Supply Agreement").

         C. The Parties have determined that it is in their best interests to terminate the Partnership Agreement and the Supply Agreement, and to enter into certain other agreements, upon the terms and conditions:

                                   AGREEMENTS
                                   ----------

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. Purchase of Interest in HCP. Upon execution of this Agreement, Acquisition Corp. agrees to purchase, and pay to Conair, and Conair agrees to sell, Conair's entire right, title and ownership interest in and to HCP, free and clear of any liens and encumbrances, subject to Paragraph 3.4 of this Agreement, for the purchase price of Two Hundred Seventy Six Thousand Dollars ($276,000.00), in cash or other immediately available funds paid upon execution of this Agreement. Conair agrees to execute such documents as may be reasonably requested by Acquisition Corp. to document the transfer.

         2. Subsequent Adjusting Payment. The Parties acknowledge and agree that the purchase price for Conair's interest in HCP, set forth in Paragraph 1 of this Agreement, has been calculated based upon the financial statements for HCP as of May 31, 1996. Acquisition Corp. agrees to make a Subsequent Adjusting Payment to Conair within fourteen days after receipt of financial statements for HCP for the period from June 1, 1996 through June 30, 1996. The Subsequent Adjusting Payment shall constitute the sum of (1) fifty percent (50%) of the Net Profit for the month of June, 1996, and (2) five percent (5%) of Net Sales during the month of June, 1996. Net Profit and Net Sales shall be calculated according to generally accepted accounting principles, and may include only sales and other transactions in the ordinary course of business, and must include all payments normally made in the ordinary course of the months' business.

         3. Previously Manufactured Products. HCP agrees to pay for products manufactured by Conair for HCP on or before the date of this Agreement, and stored at Conair's facilities in Rantoul, Illinois, and Glendale, Arizona (the "Conair Inventory"), on the terms and conditions set forth herein. Any defective products shall not be included in the Conair Inventory. The term "defective" products shall mean any items (1) for which the contents do not match HCP's previously-provided specifications or which have not been made according to good manufacturing practices, (2) for which the labels are not clean or are smudged or are otherwise not in good condition (including shipping containers), or (3) which have leaked in their containers or packaging. For the purposes of this agreement, the Conair inventory shall be deemed to include the swimming pool product located in either of the two foregoing Conair facilities and said swimming pool product shall not be deemed defective.

                  3.1 Quantity. Not later than five days after the execution of this Agreement, the Parties will jointly make a physical count of the Conair Inventory.

                  3.2 Payment. The total payment for the Conair Inventory shall be computed by multiplying the unit quantities determined by the physical count by the unit prices set forth in

Exhibit A attached hereto. Payment for the Conair Inventory shall be made in six equal monthly installments commencing on July 31, 1996, with the final installment due on December 31, 1996.

                  3.3 Delivery. Upon HCP's written request, Conair shall deliver the entire Conair Inventory to HCP, FOB Conair's storage facilities in Rantoul and Glendale. HCP shall request delivery of the Conair Inventory in writing within thirty days of the date of this Agreement. In the event that HCP desires shipment of product from the Conair Inventory to meet its sales needs before delivery of the Conair Inventory to HCP, Conair agrees to quote a price for such shipping and handling. If HCP then requests Conair to ship product, Conair will promptly ship such quantities from the Conair Inventory and to such locations as HCP may direct in writing, and HCP shall pay Conair the amounts quoted by Conair for such shipping and handling.

                  3.4 Security. HCP hereby pledges a security interest in and to the Conair Inventory, and all other assets of HCP (including the right to use HPI's name on the consumer products), to secure payment therefor by HCP. HPI further guarantees HCP's payment for the Conair Inventory. Conair agrees to execute such documents as may be necessary to release this Security Interest upon completion of the payments for the Conair Inventory.

                  3.5 Default. In the event any default in payments for the Conair Inventory is not cured within ten days after written notice of default is given, then:

                           (a) the  remaining  amounts  payable  for the  Conair
Inventory shall become immediately due and payable to Conair; and

                           (b)  Conair  shall  have the right to appoint a third
party receiver (who shall be entitled to a reasonable fee for his or her services) for the operation of the business of HCP (or any successor to that business) until the remaining payments for the Conair Inventory have been made; and

                           (c) HCP and HPI consent to the jurisdiction and venue
of the federal or state courts in the State of Connecticut for enforcement of the remedies set forth in this paragraph, notwithstanding the arbitration provisions of Paragraph 12 of this Agreement.

         4. Additional Products. HCP agrees to purchase its requirements, if any, over and above the Conair Inventory, of the

Shower, Tub and Tile Cleaner product from Conair, for a period of ninety days following the date of this Agreement, at the price and terms set forth for said product in Exhibit A, but not less than $169,309 worth of Shower, Tub and Tile Cleaner product. The parties understand and agree that HCP shall not be required to purchase any Shower, Tub and Tile Cleaner from Conair pursuant to this paragraph unless and until HCP has exhausted the supply of Shower, Tub and Tile Cleaner contained in the Conair Inventory. After ninety days from the date of this Agreement, HCP shall be free to manufacture on its own, or to purchase from any other source, its requirements of Shower, Tub and Tile Cleaner product.

         5. Termination of Agreements. Any agreement containing any obligation by HPI or HCP to Conair (including but not limited to the Partnership Agreement, the Operating Agreement (as modified by the parties), and the Supply Agreement) is hereby terminated by agreement of the parties, save and except only those obligations which are expressly set forth in this Agreement. Acquisition Corp. shall be substituted in the place of Conair in the Operating Agreement.

         6. Termination of Licenses. Any license or permission to copy or use to any patent, trade secret, trademark, tradename, trade dress, know-how, formula, process, invention, technique, copyrighted work or other intellectual product heretofore granted by HPI or HCP to Conair is hereby terminated, and of no further force or effect, save an except only the limited license for a period of ninety days following the date of this Agreement to make such quantities of Shower, Tub and Tile Cleaner as HCP may order from Conair. Within thirty days following the date of this Agreement, Conair shall either deliver to HCP all documents (whether in tangible or electronic form, and including all copies) containing or reflecting any such intellectual property, or certify to HPI and HCP that all such documents have been destroyed. Conair acknowledges that upon execution of this Agreement, all product formulations, trademarks, and patents utilized by the Company shall be the sole property of HPI or HCP and shall not be utilized by Conair or disclosed to third parties. From time to time and after the execution of this Agreement, Conair agrees to execute such documents as may be reasonably requested by HPI, HCP or Acquisition Corp. to confirm such ownership. Notwithstanding any other provision of this Agreement to the contrary, Conair may retain such copies of the business records of HCP as it may reasonably require for defense of any claims against Conair by third parties. Such retained copies shall be treated as confidential by Conair, shall be used for no other purpose than for defense of claims against

Conair, and shall be destroyed as soon as it is reasonably clear that no such claims are likely to be asserted.

         7. Mutual Release. HPI and HCP, on the one hand, and Conair on the other, each hereby mutually release, remise and forever discharge the other, and their respective agents, officers, directors, shareholders, employees, successor and assigns, of any from any and all claims, demands, causes of action, judgments, liabilities, or other obligations of any kind or nature whatsoever, whether known or unknown, accrued or unaccrued, save and except only those obligations expressly set forth in this Agreement.

         8. Indemnifications.

         8.1 By Conair. Conair shall pay, defend, indemnify, and hold harmless HPI, HCP, and Acquisition Corp. (and their respective agents, officers, directors, shareholders, employees, successors and assigns) of and from any and all claims, demands, causes of action, judgments, liabilities, or other obligations of any kind or nature whatsoever, arising out of or in any way related to the operation of HCP prior to the date of this Agreement, save and except only (1) those obligations of HCP set forth by obligor and amount on Exhibit C attached hereto, (2) claims arising out of asserted formulations originally provided by HPI to HCP, or (3) the acts or omissions of HPI.

         8.2 By Acquisition Corp. and HCP. Acquisition Corp. and HPI shall pay, defend, indemnify, and hold harmless Conair (and its respective agents, officers, directors, shareholders, employees, successors and assigns) of and from any and all claims, demands, causes of action, judgments, liabilities, or other obligations of any kind or nature whatsoever, arising out of or in any way related to the operation of HCP on or after the date of this Agreement.

         9. Representations and Warranties.

         9.1 Conair represents and warrants (1) that the financial statements for HCP set forth in Exhibit B hereto are true, correct and complete, and fairly and accurately represent the financial condition of HCP as of the date thereof,
(2) that there are no material adverse changes which have occurred between the date of the financial statements and the date of this Agreement, and (3) that cash and accounts receivable are not materially lower that the amounts set forth in Exhibit B, and that accounts payable are not materially higher than the amounts set forth in Exhibit B.

         9.2 Conair represents and warrants that HCP has no executory or as yet unperformed contractual obligations (including but not limited to leases, contracts to purchase, employment agreements, supply contracts, sales contracts, materials contracts) other than those listed in Exhibit C.

         9.3 Conair represents and warrants that HCP owns the equipment, raw materials and other assets listed in Exhibit D hereto, free and clear of any pledges, liens or encumbrances thereon.

         9.4 Conair represents and warrants that by this Agreement it conveys to Acquisition Corporation its entire interest in and to HCP, whether legal or equitable in nature, that Conair has the power to make such conveyance, that its interest in HCP is free and clear of any liens or encumbrances, that the conveyance does not breach any covenant or agreement to any other person or entity, and that Conair has been duly authorized to enter into this transaction.

         9.5 HPI represents and warrants that it has paid or resolved all outstanding invoices to HCP or Conair for services rendered by Wood, Heron & Evans.

         10. Turnover of Assets. Upon execution of this Agreement, Conair shall provide HPI a complete listing of all the sales representatives currently utilized by HCP and sales history as available, of all customers to whom HCP's products have been sold, and sales forecasts as available. Upon execution of this Agreement, Conair shall immediately turn over to Acquisition Corp., any other assets of HCP as may be in its possession, including but not limited to books, records, correspondence, tax returns, product related art work, marketing materials, computer records, detailed sales histories by customer and/or product, and other assets listed on Exhibit D hereto. In the event that Conair receives any funds, money or other assets legally or equitably owned by or payable to HCP after execution of this Agreement, Conair shall promptly turn such funds, money or other assets over to Acquisition Corp.

         11. Integration. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto. No alteration, modification or interpretation hereof shall be binding unless in writing and signed by all Parties.

         12. Arbitration. Any dispute, controversy or claim arising out of or relating in any manner to this Agreement or the breach thereof,  shall be  settled  and  determined  by  arbitration  conducted  by the
American Arbitration Association in accordance with the Commercial Rules of Arbitration of such Association and the award of the arbitrator shall be enforceable in any court having jurisdiction thereof. Charges of said Association for conducting any such arbitration shall be borne by the disputing Parties equally. The situs of such arbitration shall be Connecticut.

         13. Additional Instruments and Acts. Each party hereto agrees to execute any further or additional instruments, and to perform any additional acts, which are or may be reasonable necessary to effectuate and carry out the purposes of this Agreement.

         14. Assignment. Neither Acquisition Corp. nor HCP shall without the expressed written approval of Conair have the right to sell, assign, or transfer this Agreement or the assets of the HCP until the HCP has completed payment for the Conair Inventory, except HPI may elect to dissolve HCP and merge it into HPI or Acquisition Corp. subject to Conair's security interest in certain assets described above.

         15. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by registered or certified mail addressed to:

                                    CONAIR CORPORATION
                                    One Cummings Point Road
                                    Stamford, Connecticut 06904

                                    Attention:  Richard A. Margulies

                                    H.e.r.c. Products Incorporated
                                    H.e.r.c. Consumer Products, Inc.
                                    H.e.r.c. Consumer Products
                                    Company,L.L.C.
                                    3622 N. 34th Avenue
                                    Phoenix, Arizona  85017-4401

                                    Attention:  Steven Carl


         with copy to:              P. Bruce Converse, Esq.
                                    Mariscal, Weeks, McIntyre
                                    & Friedlander, P.A.
                                    2901 North Central Ave., Suite 200
                                    Phoenix, Arizona 85012
or to such other address as shall, from time to time, be supplied in writing by any party to the others. Notices shall be timely if deposited with the United States Postal Service on the last day for such notice, but shall not be effective unless and until received by the party to whom notice is being given.

         16. Benefits and Obligations. The covenants and agreements herein contained shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns.

         17. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined invalid or enforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

         18. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.


         IN WITNESS WHEREOF, this Agreement has been executed as of the date first hereinabove written.

                                            CONAIR CORPORATION



                                            By: /s/ John Mayorek
                                               --------------------
                                               John Mayorek
                                               Senior Vice President


                                            H.E.R.C. PRODUCTS INCORPORATED


                                            By: /s/ S. Steven Carl
                                               ----------------------
                                               Steven Carl
                                               Chairman/CEO
                                       8

                                            H.E.R.C. CONSUMER PRODUCTS, INC.


                                            By: /s/ S. Steven Carl
                                            ----------------------
                                               Steven Carl
                                               Chairman/CEO


                                            H.E.R.C. CONSUMER PRODUCTS COMPANY,
                                            L.L.C.

                                            BY CONAIR CORPORATION, MANAGING
                                            PARTNER



                                            By: /s/ John Mayorek
                                               --------------------
                                               John Mayorek
                                               Senior Vice President

                                            BY H.E.R.C. PRODUCTS INCORPORATED,
                                            PARTNER


                                            By  /s/ S. Steven Carl
                                              ----------------------
                                               Steven Carl
                                               Chairman/CEO

                                   EXHIBIT "A"

         1.       QUALITY CONTROL OF FINISHED PRODUCT:

All products manufactured on behalf of HPI OR HCP must meet the following minimum quality control standards for packaging.

            A.   Shower Tub & Tile 32 oz Cylinders:
                 Bottle:          White, HDPE, 28-410, 55 +- 2 grams
                 Decoration:      U.V. silkscreen (Process Blue & Rhodemine
                                  Red)
                 Sprayer:         White Calmar Foaming Tip trigger sprayer w
                                  10"  tube
                 Cap:             White, 28-410, double-lined pressure sensitive
                                  Cap

            B.   Shower Tub & Tile Gallons:
                 Bottle:  White, F-Style, HDPE, 38-400,  150 grams +- 3
                 grams
                 Labels: 2 color (Process Blue & Rhodemine Red) front label, 1 color back label (Process Blue) back label, lables to be pressure sensitive, paper laminate.
                 Caps:      White, 38-400, double-lined pressure sensitive

            C.   16 oz Cylinders:
                 Bottle:   White, HDPE, 28-410, 40 +- 2 grams
                 Decoration:      U.V. silk-screen (Process Blue & Rhodemine
                                  Red)
                 Sprayer:         White Calmar Foaming Tip trigger sprayer w
                                  7 1/2"  tube
                 Cap:             White, 28-410, double-lined pressure sensitive
                                  Cap
                 Dispensing Cap:  White, 28-410, Polytop Style I, Valve Seal

            D.   Boxes & Dividers for 16 oz,  32 oz and Gallons:
                 Boxes:  200# Test, C Flute, Glue Joint, Inner Flaps Meet
                 Dividers:  200# Test, C Flute, Z Pad Design

Conair agrees that all products manufactured on behalf of HPI or HPC shall (1) contain contents which match HCP's previously provided specifications and have been made accordingly to good manufacturing practices, (2) have labels which are clean, not smudged and are otherwise in good condition (including shipping containers), and (3) have not leaked in their containers or shipping packaging.

EXHIBIT "A"
Page Two

Any deviation from the aforementioned specifications must be approved, in writing, by HPI.

2.                MANUFACTURING & SHIPPING:

Orders placed with Conair for shipment of existing and additional inventory must be shipped within 3 days from receipt of order from HPI. Any orders for products to be manufactured by Conair must be shipped within 15 days from receipt of order from HCP.

3. PRICING AND TERMS FOR CONAIR INVENTORY AND ADDITIONAL AND EXISTING SHOWER TUB & TILE CLEANER:

                              SKU                         CONAIR SALES PRICE
                              ---                         ------------------

                           HCSTTG                             $15.90/CASE
                           HCSTT16TPC                         $17.75/CASE
                           HCSTT16TSP                         $14.55/CASE
                           HCSTT16TSS                         $18.14/CASE
                           HCSTT32BLC                         $19.40/CASE
                           HCSTT32BLS                         $20.02/CASE
                           HCSTT32BLT                     $1082.00/PALLET
                           HCSTT02FP                          $10.00/CASE
                           HCSTT16TS                          $12.75/CASE
                           HCTBC32                            $11.53/CASE
                           HCECTG                             $15.50/CASE
                           HCSTT16CT                          $14.50/CASE
                           HCSTT16TP                          $14.55/CASE
                           HCAPCC16                           $14.50/CASE
                           HCTB32-1                           $.9608/EACH
                           HCRR16                             $11.42/CASE
                           V5771                              $48.07/CASE
                           HCCFSU32                           $17.28/CASE
                           HCCFSU32-1                          $1.44/EACH
                           HCECC16                            $11.42/CASE
                           HCECC16-1                          $.9517/EACH
                           HCECT32                            $14.90/CASE
                           HCBW32                             $14.80/CASE
                           HCCFPCG                            $10.64/CASE
                           HCCSPCG                            $10.64/CASE
                           HCPPPCG                            $10.96/CASE

                  This pricing shall be good for the entirety of this Agreement.

                                   EXHIBIT "B"

              MAY 31, 1996 HERC CONSUMER PRODUCTS L.L.C. FINANCIALS

The foregoing financials have been excluded as they represent historical information and were provided for informational purposes only.

                                   EXHIBIT "C"


SCHEDULE OF  OUTSTANDING  OBLIGATIONS  OF HCP EXCEPT AS ON THE ATTACHED  BALANCE
                          SHEET, SEE SECTION 8.1 & 9.2

EXCEPT AS SET FORTH IN SCHEDULE B, NONE

                                   EXHIBIT "D"

              SCHEDULE OF EQUIPMENT, RAW MATERIALS & OTHER ASSETS,
                                 SEE SECTION 8.3



                                      NONE